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                                  EXHIBIT 10.15

April 20, 1999


Mr. Bruce R. Wright
47 Red Birch Court
Danville, CA 94506



Dear Bruce:


It is my pleasure to offer you a position with Ultratech Stepper, Inc., based on the following:

TITLE:                       Senior Vice President and Chief Financial Officer

SALARY:                      $225,000 per year

HIRE-ON BONUS:               $25,000.00 payable in our first normal pay period

PAID-TIME OFF:               11 HOLIDAYS PER YEAR (See Schedule), plus
                             vacation accrued at the rate of 2.30 hours per week for the 1st year. Ultratech Stepper also observes mandatory unpaid shutdowns (See attached
                             Holiday/Shutdown Schedule).

STOCK OPTIONS:               100,000 SHARES. As part of your terms of
                             employment, you would be eligible to receive
                             Ultratech Stepper, Inc. stock options as granted to all employees. The price of your options will be the closing price on the day your options are approved by the Compensation Committee.

                             50,000 SHARES AT THE COMPLETION OF ONE YEAR OF SERVICE. You will receive this grant of Ultratech Stepper, Inc. stock options at the completion of your first year of service. The price of your options will be the closing price of our stock on the first day of your second year of service.

EXECUTIVE COMP:              In the event of an involuntary termination
                             within your first year of employment you will receive your base salary paid bi-weekly for six months from the date you are separated. In addition your stock options will continue to vest for three hundred sixty-six (366) days from your start date.

START DATE:                  6/1/99

REPORT TO:                   Arthur W. Zafiropoulo

This offer of employment is contingent upon your completion of a background check and a pre-employment physical/drug screen test, which will be scheduled.


Please understand that this offer does not constitute a GUARANTEE of continued employment for any particular period, and that your relationship with Ultratech Stepper, Inc., is an "at will" relationship and is subject to termination by either party at any time, for any reason, without cause or notice.


Only the Chief Executive Officer of Ultratech Stepper, Inc., has the authority to alter the "at will" nature of your employment status, and any such change in status may be effected only by an expressed written employment contract signed by the Chief Executive Officer of Ultratech Stepper, Inc.


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Your acceptance of this employment offer with Ultratech Stepper, Inc., is contingent upon your agreement that any future disputes with Ultratech Stepper, Inc., regarding termination of your employment will be resolved solely and exclusively in accordance with the enclosed Employment Agreement. By accepting this offer of employment, you further agree that any decision issued by an arbitrator pursuant to the referenced procedure will be final and binding upon Ultratech Stepper, Inc., and you.


Finally, your employment with Ultratech Stepper, Inc is contingent upon your execution of the enclosed Employment Agreement. Please complete this form and return it to Human Resources with your signed acceptance of this letter. The Human Resources Department will contact you to arrange your orientation. During orientation, UTS' comprehensive benefits will be explained to you.


The following forms should be filled out and signed:

-      Ultratech Stepper, Inc., Employment Application (avoid "See Resume")

-      W-4 Tax Withholding Form

-      Employment Eligibility Verification (Form I-9). Fill out and sign Section
       1. Bring with you to the orientation the appropriate documents shown in
       Section 2 - either one document from List A OR one document from List B AND one document from List C.

-      Employment Agreement

-      Release Authorization

-      Emergency Contact Form

Providing Ultratech Stepper, Inc., with these forms and the appropriate documents at orientation is a condition of employment with Ultratech Stepper, Inc. We must receive the original documents and make copies for our files in order to comply with the Immigration Reform and Control Act, which was signed into law on November 6, 1986. This law requires employers to verify that all new employees hired are authorized for employment in the U.S.

If you have any questions, please call Carmine Renzulli at (408) 577-3006. If you agree with the terms of this offer and wish to become part of Ultratech Stepper, Inc. and our exciting future, please indicate your acceptance by signing below and returning the original to the Human Resources Department.

Ultratech Stepper, Inc. is an exciting and rewarding environment in which to work. We look forward to welcoming you to our organization.



/s/ ARTHUR W. ZAFIROPOULO                    /s/ BRUCE R. WRIGHT
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Presented by:                                Accepted by:

Arthur W. Zafiropoulo                        Bruce R. Wright

President & CEO

Date: 4/20/99                                Date: 20 APR 99
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